Exhibit 99.1

Magnum Hunter Resources
Provides Eagle Ford Shale Drilling Update

FOR IMMEDIATE RELEASE - Houston, TX– (Market Wire) – January 11, 2011 – Magnum Hunter Resources Corporation (NYSE:  “MHR” and NYSE Amex:  “MHR-PC”) (“Magnum Hunter” or the “Company") is providing a second drilling and operational update this morning on the Company’s activities in the Eagle Ford Shale resource play located across approximately 50,000 gross acres predominately in Atascosa, Gonzales, and Lavaca Counties of Central and South Texas.  The first update was provided two months ago in a Press Release dated November 10, 2010.

Eagle Ford Shale Drilling Update

Gonzales County

 Magnum Hunter’s first well drilled in the Eagle Ford Shale oil window of Gonzales County, Texas was the Gonzo Hunter #1-H. The well was spud on June 10, 2010 and was drilled 9,750 vertical feet plus 4,365 horizontal feet. After a frac job with 9 of the 11 stages deemed successful, the well had an initial production rate (“IP”) of 605 barrels of oil equivalent per day (”Boepd”) and 412 Bbls per day of water on October 11, 2010. Currently, the Gonzo Hunter #1-H is flowing to production without artificial lift at approximately 197 Boe per day and 43 Bbls per day of water. The well has produced approximately 27,500 Boe to-date. Magnum Hunter currently estimates the economic ultimate recovery (“EUR”) for the Gonzo Hunter #1-H to be 362,000 Boe. Magnum Hunter is the operator of the well and owns a 50% working interest.

 The Gonzo Hunter North #1-H was spud on December 31, 2010 by the Patterson Drilling Rig #135, and is located approximately one mile northeast of the Gonzo Hunter #1-H. The well is currently drilling ahead at a vertical depth of approximately 9,245 feet. Magnum Hunter is the operator of the well and owns a 50% working interest.

 The Company’s Southern Hunter #1-H is located approximately 7 miles southwest of the Gonzo Hunter #1-H. The well was spud on October 14, 2010 and was drilled 11,779 vertical feet plus 4,460 horizontal feet. After a 14 stage frac job, flowback commenced on January 7, 2011. Currently, the Southern Hunter #1-H is flowing to production at approximately 1,335 Boe per day and 212 Bbls per day of water on a 13/64 inch choke with flowing tubing pressure of 4,300 PSI. The currently estimated gas-to-oil ratio (“GOR”) is below 1,000 and the crude oil flowing to production has an API gravity of approximately 43 degrees. Based on current production characteristics, the Company believes the Southern Hunter #1-H’s EUR to the 100% working interest is estimated to be in the 500,000 Boe range. Magnum Hunter is the operator of the well and owns a 50% working interest.

 On November 2, 2010, the Cinco Ranch #2-H well was spud by Nabors Drilling Rig #F-19. The well has been drilled to a true vertical depth of 10,025 feet and an additional 5,541 feet horizontally. The well is currently awaiting a late-February 2011 frac date. Magnum Hunter is a 50% working interest owner in the Cinco Ranch #2-H well. Hunt Oil Company of Dallas, Texas is the operator and owns the remaining 50% working interest.

 The Cinco Ranch #1-H was spud by the Nabors Drilling Rig  #F-19 on December 13, 2010. The well is currently drilling ahead at a measured depth of 10,200 feet. Magnum Hunter is a 50% working interest owner of the Cinco Ranch #1-H well. Hunt Oil Company is the operator and owns the remaining 50% working interest.

Atascosa County

 The Company’s first well in Atascosa County within the Eagle Ford Shale is the Lagunillas Camp #1-H. The well was spud on August 12, 2010 and after drilling 8,350 vertical feet an additional 5,050 horizontal feet, the rig was released on September 10, 2010. After a 15 stage frac job, the well had an initial production rate (“IP”) of 340 barrels of oil equivalent per day (“Boepd”) and 750 Bbls per day of water on January 2, 2011. Currently, the Lagunillas Camp #1-H is flowing to production with no artificial lift at approximately 159 Boe and 368 Bbls of water per day. The well has produced 2,100 Boe to-date.  Magnum Hunter is the operator of the Lagunillas Camp #1-H well and owns a 96.875% working interest.

 Magnum Hunter’s second well in Atascosa County within the Eagle Ford Shale is the Lagunillas Camp #2-H. The well was spud on September 15, 2010 and after drilling approximately 8,350 vertical feet and approximately 4,650 horizontal feet, the rig was released on October 9, 2010. After completion of a 16 stage frac job on October 18, 2010, with 15 of the 16 stages deemed successful. The Lagunillas Camp #2 well is currently producing approximately 163 Boepd and 245 Bbls per day of water. The well has produced approximately 10,700 Boe to-date. The Company is the operator of the Lagunillas Camp #2-H well and owns a 96.875% working interest.

Eagle Ford Shale Land Update

Magnum Hunter’s land position across the entire Eagle Ford Shale is 48,159 gross acres (23,704 net). A county-by-county breakdown is as follows:

	Gonzales County, Texas – 34,876 gross acres (16,740 net)

•	Magnum Hunter & Hunt Oil JV (50% working interest each) – 29,576 gross acres
o	Gonzo Hunter #1-H and Cinco Ranch #1-H and #2-H wells are located on this acreage
•	Magnum Hunter (12.5 % working interest) & EOG Resources (87.5% working interest) – 2,300 gross acres
•	Magnum Hunter & a privately-held E&P company (50% working interest each) – 3,000 gross acres
o	Southern Hunter #1-H well is located on this acreage

	Atascosa County, Texas – 5,393 gross acres (3,200 net)

•	Magnum Hunter is approximately 100% working interest owner and operator

o	Lagunillas Camp #1-H and #2-H wells are located on this acreage

	Fayette & Lee Counties, Texas – 7,890 gross acres (3,764 net)

•	Magnum Hunter is a 50% working interest owner and the operator

Magnum Hunter continues to actively lease attractive new acreage in the Eagle Ford Shale resource play, predominately in the vicinity around existing drilling operations. Based upon geological and engineering data currently known, the Company believes that its existing acreage position will support a minimum of 100 plus future drilling locations.

Eagle Ford Shale Fiscal Year 2011 Capex

The Company’s capital expenditure budget allocation for the Eagle Ford Shale oil window for fiscal year 2011 has been established at approximately $65 million, representing 43% of Magnum Hunter’s total anticipated drilling and operational capital budget of approximately $150 million for this year. Based upon this level of anticipated capital expenditures directed toward the Eagle Ford Shale, Magnum Hunter anticipates participating in a total of 14 gross wells (8 net wells) during fiscal year 2011.

Management Comments

 Mr. Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter commented, “As we continue our development activities in the Eagle Ford Shale of South Texas, we are learning ways to improve our overall results.  The Southern Hunter #1-H is an example of that learning curve. What has gotten us excited from this new completion other than a production rate exceeding 1,200 barrels of oil equivalent per day is the flowing tubing pressure which is unlike any other wells we have witnessed in this region. Our Company exited fiscal year 2010 with daily production of 2,732 Boe per day.  Our goal is to more than triple this exit rate by the end of 2011. As all unconventional resource plays continue to evolve around the country, the energy industry is improving its results with a combination of technology, ingenuity, and will power. We plan to be on the leading edge of these accomplishments for the ultimate benefit of our shareholders.”

About Magnum Hunter Resources Corporation

 Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big five” emerging shale plays in the United States.

For more information, please view our website at http://www.magnumhunterresources.com/

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation's expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words "anticipate", "believe" ,"continue", "could", "estimate", "expect", "forecast", "goal", "intend", "may", "objective", "plan", "potential", "predict", "projection", "should", "will", or other similar words. Such forward-looking statements relate to, among other things: (1) the Company's proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company's proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and, filed on May 17, 2010, August 12,2010 and November 12, 2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545